Mbrane files for Chapter 11

Enters into definitive sale agreement: purchase includes the assets, customers, employees and technology of the business. Operations will continue out of Seattle, Washington.

REDWOOD SHORES, Calif. - August 21, 2001-- Mbrane (Nasdaq:MBRNe), a global m-business software company, today filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code.

The goal of the Chapter 11 proceeding will be to maximize the value of Mbrane's assets - including its mobile and embedded business divisions, for the benefit of the company's creditors. Central to the Chapter 11, Mbrane has reached a definitive agreement with a publicly traded company in the mobile and embedded space to acquire the aforementioned assets. As part of the Chapter 11 process, a sale hearing will be held at which time other pre-qualified bidders may enter overbids. This process is expected to be complete within four weeks. Further information about the sale process will follow.

The purchaser has agreed to honor existing customer contracts, and intends to grow the business and continue to enhance the company's key product lines, RDM and Velocis (trademarks).

Mbrane has shut down operations in the other parts of the world, including Redwood Shores, CA and Alpharetta, GA and has laid off all but 30 Seattle based employees whose continued services are essential to the preservation and maximization of the return from the assets. Customers will continue to be fully supported during the Chapter 11 protection period.

For the latest information regarding Mbrane please visit our investor relations section on our Web site at www.mbrane.com/investors.

Contact Information:

Mbrane contact Tom Clark
Mbrane
206.748.5221

Counsel contact David S. Caplan
Brooks & Raub
650.321.1400